EXHBIT 3(ii)a
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                           AMERICAN BRANDS, INC.

                             BY-LAW AMENDMENT

                          ADOPTED ON MAY 3, 1994

                           EFFECTIVE MAY 3, 1994

Article XII was amended to read in its entirety as follows:

                                ARTICLE XII

                          Incentive Compensation

     Section 1. (A) As soon as practicable after the end of the year 1994 and of each year thereafter, if a cash dividend on the Common Stock shall have been paid in such year, there shall be made available for allotment, as hereinafter provided, an amount equal to one-half of 1% of adjusted income from continuing operations (as defined in Section 5 hereof).

     (B) Of such amount made available for allotment under this Article, 18% shall be allotted to the person or persons who during such year held the office of Chairman of the Board, subject to reduction of any person's share as permitted by Section 3(A) hereof, as incentive compensation, in addition to the fixed salary of such person or persons for such year. If such office shall have been vacant at any time during the year, the amount to be allotted to the incumbent or incumbents of such office for such year shall be reduced proportionately. If such office shall have had more than one incumbent during the year, the amount to be allotted in respect of such office shall be divided among the different incumbents in the proportion of their respective periods of incumbency during the year. Nothing herein contained shall give any incumbent of such office any right to claim to continue therein, or any other right except as herein specifically expressed.

     (C) Of such amount made available for allotment under this Article, the amount not allottable pursuant to Section 1(B) hereof by reason of a vacancy at any time during such year in the office of the Chairman of the Board shall be available for allotment to other key employees, as provided in Section 2 hereof, in addition to the fixed salary of each of such persons for such year.

     Section 2.  (A)   The amount available for allotment pursuant to this
Section 2 for each year shall be allotted among the members of a Management Group consisting of all persons elected to the office of Vice President of the Company or any office senior thereto (except the Chairman of the Board and any officer covered by an incentive compensation plan of any subsidiary of the Company). A person who during part of such year has held an office in the Management Group shall participate in such allotment on a proportional basis reflecting the portion of the year during which he holds such office. A person who during part of such year has held the office of Chairman of the Board shall be included in the Management Group for the portion of the year during which he held an office in the Management Group and did not hold the office of Chairman of the Board, and the allotment to such person as a member of the Management Group shall be in addition to the allotment to which he is entitled under Section 1(B) hereof.
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     (B)  Within 60 days after receipt from the independent accountants of the certificate to be furnished pursuant to Section 6 hereof showing the amount made available for allotment under this Article, the amount to be allotted pursuant to this Section 2 shall then be allottable among the members of such Management Group as follows:

          (1) Of such amount made available for allotment under this Article, 30% shall be allotted to all members of such Group pro rata, subject to reduction of any member's share as permitted by Section 3(A) hereof, according to the proportion which the fixed salary of each member of said Group for periods of membership during such year bears to the total of such fixed salaries of all members of the Group for such periods. For purposes of this allotment, (a) the fixed salary of each member of said Group whose compensation is not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as amended, or any successor provision (the _Section 162(m) Limitation_) for such year shall be at a rate equal to the highest fixed salary rate of such member during any period of membership in said Group during such year and (b) the fixed salary of each member of said Group whose compensation is subject to the Section 162(m) Limitation for such year shall be at the rate in effect at the beginning of such year, or if later the beginning of such member's first period of membership in the Group during such year.

          (2) So much of the remaining amount made available for allotment under this Article as the Committee (as defined in Section 3(C) of this Article) determines, in its sole discretion, shall be allotted among the members of such Management Group to such individuals in said Group, and in such amounts as to individuals as the Committee, in its sole discretion, shall determine, except as otherwise provided in
     Section 2(D) hereof.

     (C) In addition to the foregoing, there shall also be allottable to such Management Group within the 60-day period specified in Section 2(B) hereof any amount which is not allotted in such year to the Chairman of the Board pursuant to Section 1(B) hereof by reason of vacancy at any time during such year in such office. Except as otherwise provided in Section 2(D) hereof, so much of such additional amount as the Committee determines, in its sole discretion, shall be allotted among the members of such Management Group to such individuals in said Group, and in such amounts as to individuals, as the Committee, in its sole discretion, shall determine.

     (D) In any case where a Chairman of the Board is a person to whom an allotment may be made as a member of such Management Group pursuant to paragraph (2) of Section 2(B) hereof or pursuant to both said paragraph (2) and Section 2(C) hereof, there shall be allotted to him within the 60-day period specified in Section 2(B) hereof (subject to reduction as permitted by Section 3(A) hereof), from the total of the amount allottable among the members of the Management Group by the Committee under said paragraph (2) and of any additional amount so allottable under said Section 2(C), a sum which shall be the same percentage (adjusted proportionately on the basis of the period of the year for which the allotment is being made in which he was a member of the Management Group but did not hold the office of Chairman of the Board) of such total as the allotment made to him for the next preceding year under said paragraph (2) and said Section 2(C) was of


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the total amount allottable for such preceding year under said paragraph
(2) and said Section 2(C).

     Section 3. (A) The Committee shall have authority to reduce the amount of any allotment to the Chairman of the Board pursuant to Section 1(B) hereof or the amount of any allotment to a member of the Management Group pursuant to Section 2 (B)(1) or Section 2(D) hereof if and to the extent that the Committee deems it appropriate. No part of any such reduction in any allotment shall be available for allotment to any other person under this Article.

     (B) No part of the amount made available for allotment under this Article as shall not have been allotted, under Sections 1 and 2 hereof, within such 60-day period, for any year may be carried forward for subsequent allotment.

     (C) As used in this Article the word _Committee_ shall mean the Compensation and Stock Option Committee. All decisions of the Committee pursuant to the provisions of this Article shall be binding and conclusive on all interested parties.

     Section 4. Payment to the Chairman of the Board of the amounts payable to him under Section 1(B) hereof, and to each of the allottees of the Management Group of the amount of his total allotment under Sections 2(B), 2(C) and 2(D) hereof, with respect to any year shall be made in cash as soon as practicable.

     Section 5. For the purpose of this Article, the term _adjusted income from continuing operations_ for any year is defined as the income from continuing operations, before income taxes, as reflected in the consolidated financial statements set forth in the annual report for such year of the Company to the stockholders, but adjusted by the independent accountants who have audited the Company's consolidated financial statements to (i) exclude the deduction for Article XII incentive compensation, (ii) exclude unrealized gains and losses on securities, and adjust realized gains and losses on trading securities to reflect cost,
(iii) exclude restructuring charges or credits, and charges for impaired assets other than those sold in the ordinary course of business, (iv) include the results of operations for such year from businesses classified as _discontinued operations_ prior to the disposition dates, and (v) to the extent not adjusted pursuant to items (ii), (iii) or (iv) above, exclude gains or losses included in continuing operations resulting from the sale or writedown of intangible assets, land or buildings, investments in business units and securities resulting from the sale of business units.

     Section 6. At the time of rendering their report with respect to the financial statements of the Company and its consolidated subsidiaries for any year, such independent accountants shall also furnish to the Company their written certificate stating the amount of the _adjusted income from continuing operations_ for such year as defined in Section 5(A) hereof, the amount made available for allotment under this Article for such year, and the amounts thereof to be allotted to the Chairman of the Board, and the amount thereof available for allotment to the Management Group, which certificate as to the amounts available and payable hereunder shall be binding and conclusive on all interested parties, and no one claiming


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hereunder shall have a right to question the same, or to any examination of the books or accounts of the Company or subsidiaries.

     Section 7. This Article may be repealed only by the action of the stockholders of the Company, and not by the directors. Upon the unanimous recommendation of the Committee, this Article may be amended or modified by the directors in accordance with Article XI, except that, without the approval of the stockholders of the Company, no such amendment or modification shall be made which increases the amount made available for allotment as specified in Section 1(A) hereof or increases to higher than 18% of such amount the amount to be allotted hereunder to the Chairman of the Board.













































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